Contact Kara Leiterman, Media Relations Manager M 920-370-7188 leitermank@schneider.com schneider.com/news For additional or story assistance, please contact Kara Leiterman, Media Relations Manager M 920-370-7188 leitermank@schneider.com Schneider National, Inc. appoints Julie Streich to join its Board of Directors GREEN BAY, Wis. (July 19, 2023) – Schneider (NYSE: SNDR), a premier multimodal provider of transportation, intermodal and logistics services, announced today that it has increased the number of Directors on the Board to 10 and appointed Julie Streich as a director; both actions will be effective immediately. The Board also appointed Streich to the Audit Committee. Since 2021, Streich has served as Senior Vice President and Chief Financial Officer for Barnes Group Inc., a global manufacturer of highly engineered solutions for aerospace and industrial applications. She previously served as Senior Vice President of Global Finance Operations at Centrica PLC from 2017 to 2020 and as Chief Financial Officer at Direct Energy Home from 2015 to 2017. Streich holds Bachelor’s Degrees in Economics and Spanish from Ripon College and a Master of International Business from the University of Texas at San Antonio. She was elected by the Board based upon her impressive background and proven strategic leadership in corporate finance, financial planning and analysis, mergers and acquisitions, business development, and process automation in a variety of multi-billion dollar publicly-traded companies in the energy, consumer services and manufacturing sectors. About Schneider Schneider is a premier provider of transportation, intermodal and logistics services. Offering one of the broadest portfolios in the industry, Schneider’s solutions include Regional and Long-Haul Truckload, Expedited, Dedicated, Bulk, Intermodal, Brokerage, Warehousing, Supply Chain Management, Port Logistics and Logistics Consulting. With over $6.6 billion in annual revenue, Schneider has been safely delivering superior customer experiences and investing in innovation for over 85 years. The company’s digital marketplace, Schneider FreightPower®, is revolutionizing the industry giving shippers access to an expanded, highly flexible capacity network and provides carriers with unmatched access to quality drop-and-hook freight – Always Delivering, Always Ahead. For more information about Schneider, visit Schneider.com or follow the company socially on Facebook, LinkedIn and Twitter: @WeAreSchneider. Source: Schneider SNDR -END-